Exhibit 99.1

Cellectar Biosciences Announces Pricing of $14.4 Million Underwritten Public Offering

MADISON, Wis. (July 27, 2018) – Cellectar Biosciences (Nasdaq: CLRB) (“Cellectar” or the “Company”), a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of drugs for the treatment of cancer, today announced the pricing of an underwritten public offering for gross proceeds of $14.4 million, prior to deducting underwriting discounts and commissions and estimated offering expenses.

The offering is priced at a public offering price of $4.00 per common share, with each common share including a five-year Series E warrant to purchase one share of common stock with an exercise price of $4.00 per share. We are also offering to those purchasers, whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliate and certain related parties, beneficially owning more than 4.99% (or 9.99% at the election of the purchaser) of our outstanding common stock following the consummation of this offering, the opportunity to purchase, if they so choose, in lieu of the shares of common stock, 1,114 shares of Series C convertible preferred stock at a public offering price of $10,000 per share, which is convertible into 2,500 shares of common stock at a conversion price of $4.00 per share, and a Series E warrant to purchase 2,500 shares of common stock with an exercise price of $4.00 per share. The conversion price of the preferred stock issued in the transaction as well as the exercise price of the warrants are fixed and do not contain any variable pricing features or any price-based anti-dilutive features. The preferred stock issued in this transaction includes a beneficial ownership blocker, but has no dividend rights (except to the extent that dividends are also paid on the common stock), liquidation preference or other preferences over common stock, and subject to limited exceptions, has no voting rights. The securities are being sold in fixed combinations, but are immediately separable and will be issued separately.

The offering is expected to close on or about July 31, 2018, subject to the satisfaction of customary closing conditions.

Ladenburg Thalmann & Co. Inc. (NYSE American: LTS), a subsidiary of Ladenburg Thalmann Financial Services Inc., is the sole book-running manager in connection with the offering and CIM Securities, LLC acted as a co-manager.

In addition, Cellectar will grant the underwriters a 45-day option to purchase up to 540,000 additional shares of common stock and warrants to purchase up to 540,000 shares of common stock solely to cover over-allotments, if any, at the public offering price per share and per warrant, less the underwriting discounts and commissions.

The securities will be offered pursuant to a registration statement on Form S-1 (File No. 333-225675), which was declared effective by the Securities and Exchange Commission (SEC) on July 26, 2018 and an additional registration statement filed pursuant to Rule 462(b) (File No. 333-226374), which became effective when filed.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. The offering is being made solely by means of a prospectus. A final prospectus relating to this offering will be filed by Cellectar with the SEC. When available, copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172 or by email at prospectus@ladenburg.com.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery, development and commercialization of drugs for the treatment of cancer. The Company plans to develop proprietary drugs independently and through research and development (R&D) collaborations. The core drug development strategy is to leverage our PDC platform to develop therapeutics that specifically target treatment to cancer cells. Through R&D collaborations, the Company’s strategy is to generate near-term capital, supplement internal resources, gain access to novel molecules or payloads, accelerate product candidate development and broaden our proprietary and partnered product pipelines.

The Company's lead PDC therapeutic, CLR 131, is in a Phase 1 clinical study in patients with relapsed or refractory (R/R) MM and a Phase 2 clinical study in R/R MM and a range of B-cell malignancies. The Company is currently initiating a Phase 1 study with CLR 131 in pediatric solid tumors and lymphoma, and is planning a second Phase 1 study in combination with external beam radiation for head and neck cancer. The Company’s product pipeline also includes two preclinical PDC chemotherapeutic programs (CLR 1700 and 1900) and partnered assets include PDCs from multiple R&D collaborations.

For more information please visit www.cellectar.com.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2017. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:
LHA Investor Relations

Miriam Weber Miller

212-838-3777

mmiller@lhai.com